EXHIBIT 99.1
ITW Prices $1.5 Billion Note Offering
     GLENVIEW, ILLINOIS—(March 23, 2009)—Illinois Tool Works Inc. (NYSE:ITW) today announced the pricing of $800 million principal amount of 5.15% notes due April 1, 2014 and $700 million principal amount of 6.25% notes due April 1, 2019, for a total offering of $1.5 billion. The notes will be unsecured senior obligations of the Company. The Company expects to close the offering on March 26, 2009, subject to customary closing conditions, and intends to use the proceeds to repay short-term indebtedness as part of its commercial paper program and for general corporate purposes.
     The notes are to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and may be offered to institutional buyers outside the United States in accordance with Regulation S under the Securities Act.
     The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
     This press release contains or incorporates by reference certain statements and information that are forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Important factors that could impact forward looking statements are contained in the Company’s Form 10-K for the year ended December 31, 2008.
     With $15.9 billion in revenues, ITW is a multinational manufacturer of a diversified range of value-adding and short lead-time industrial products and equipment. The Company consists of 875 business units in 54 countries and employs some 65,000 people.
     Contact: Alison Donnelly, 847-657-4565 or adonnelly@itw.com